EXHIBIT 10.2

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: December 15, 2004. The parties to this Base Contract are the following:

Imperial Oil Resources, an Alberta limited partnership	and	Selkirk Cogen Partners, L.P.
237- 4th Avenue S.W.		24 Power Park Drive
P.O. Box 2480, Station M, Calgary, Alberta, Canada T2P 3M9		Selkirk, NY 12158
Duns Number:		Duns Number: 78-732-7881
U.S. Federal Tax ID Number:		U.S. Federal Tax ID Number: 04-3126542

Notices:
See Attachment 3		See Attachment 3
Confirmations:
Attn: See Attachment 3		See Attachment 3
Invoices and Payments:
See Attachment 3		See Attachment 3

Canadian GST #: R121491815		Canadian GST

Wire Transfer or ACH Numbers (if applicable):
BANK: See Attachment 3		BANK: See Attachment 3
ABA: See Attachment 3		ABA: See Attachment 3
ACCT: See Attachment 3		ACCT: See Attachment 3

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select only one box from each section:

Section 1.2	☐	Oral (default)	Section 7.2	X	25th Day of Month following Month of
Transaction	X	Written	Payment Date	delivery (default)
Procedure				☐	Day of Month following Month
of delivery

Section 2.5	X	2 Business Days after receipt (default)	Section 7.2	X	Wire transfer (default)
Confirm	☐	Business Days after	Method of	☐	Automated Clearinghouse Credit (ACH)
Deadline		receipt	Payment	☐	Check

Section 2.6	☐	Seller (default)	Section 7.7	X	Netting applies (default)
Confirming	☐	Buyer	Netting	☐	Netting does not apply
Party	X	Imperial Oil Resources

Section 3.2		Cover Standard (default)	Section 10.3.1	X	Early Termination Damages Apply (default)
Performance	X	Spot Price Standard	Early		Early Termination Damages Do Not Apply
Obligation			Termination Damages

Note: The following Spot Price Publication applies to both of			Section 10.3.2	X	Other Agreement Setoffs Apply (default)
the immediately preceding.			Other Agreement Setoffs	☐	Other Agreement Setoffs Do Not Apply

Section 2.26		Gas Daily Midpoint (default) OR	Section 14.5
Spot Price	X	Canadian Gas Price	Choice Of Law		Alberta
Publication		Reporter

Section 6	X	Buyer Pays At and After Delivery Point
Taxes	(default)
	☐	Seller Pays Before and At	Section 14.10		Confidentiality applies (default)
		Delivery Point	Confidentiality	X	Confidentiality does not apply
X Special Conditions number of sheets attached: 2. THIS CONTRACT IS SUBJECT TO THE CONDITIONS OF ATTACHMENT 1.
X Special Provisions Number of sheets attached: 3. THIS CONTRACT IS SUBJECT TO THE PROVISIONS OF ATTACHMENT 2.
X Addendum(s): CANADIAN ADDENDUM: THIS CONTRACT IS SUBJECT TO THE PROVISIONS OF THE CANADIAN ADDENDUM DATED APRIL 19,2002 (UNAMENDED), AS AMENDED BY SPECIAL PROVISIONS ATTACHED.

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

Imperial Oil Resources, an Alberta limited partnership	Selkirk Cogen Partners, L.P.
By: JMC Selkirk, Inc., Managing General Partner

By /s/ DAVE GRIFFITHS	By /s/ P. CHRISMAN IRIBE
Name: Dave Griffiths	Name: P. Chrisman Iribe

Title: Manager Gas, NGL, Power Marketing	Title: President

General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas

SECTION 1. PURPOSE AND PROCEDURES

1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. “Buyer” refers to the party receiving Gas and “Seller” refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.7.

The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.

Oral Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a “writing” and to have been “signed”. Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3. If a sending party’s Transaction Confirmation is materially different from the receiving party’s understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party’s agreement to the terms of the transaction described in the sending party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract. However, nothing herein shall be construed as a waiver of any objection to the admissibility of such evidence.

SECTION 2. DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1. “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.2. “Base Contract” shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.3.“British thermal unit” or “Btu” shall mean the International BTU, which is also called the Btu (IT).

2.4.“Business Day” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

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2.5. “Confirm Deadline” shall mean 5:00 p.m. in the receiving party’s time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party’s time zone, it shall be deemed received at the opening of the next Business Day.

2.6. “Confirming Party” shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.7. “Contract” shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation.

2.8. “Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.9. “Contract Quantity” shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.10. “Cover Standard”, as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.11. “Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, a performance bond, guaranty, or other good and sufficient security of a continuing nature.

2.12. “Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.

2.13. “Delivery Period” shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.14. “Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a transaction.

2.15. “EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.16. “EFP” shall mean the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”, provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.17. “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.18. “Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.19. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

2.20. “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.21. “MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.

2.22. “Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.23. “Payment Date” shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.24. “Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.25. “Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.26. “Spot Price ” as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes

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the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.27. “Transaction Confirmation” shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.28. “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.29. “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3. PERFORMANCE OBLIGATION

3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract.

Cover Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the sole and exclusive remedy of the performing party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s). Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Spot Price Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

3.3. Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4. In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4. TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

4.3. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas,

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then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5. QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6. TAXES

The parties have selected either “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7. BILLING, PAYMENT, AND AUDIT

7.1. Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month’s billing or as soon thereafter as actual delivery information is available.

7.2. Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3. In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4. If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5. If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6. A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7. Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

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SECTION 8. TITLE, WARRANTY, AND INDEMNITY

8.1. Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 14.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4. Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9. NOTICES

9.1. All Transaction Confirmations, invoices, payments and other communications made pursuant to the Base Contract (“Notices”) shall be made to the addresses specified in writing by the respective parties from time to time.

9.2. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.

SECTION 10. FINANCIAL RESPONSIBILITY

10.1. If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to X, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).

10.2. In the event (each an “Event of Default”) either party (the “Defaulting Party”) or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; or (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; then the other party (the “Non-Defaulting Party”) shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3. If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”. On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law or that are, in the reasonable opinion of the Non-Defaulting Party, commercially impracticable to liquidate and terminate (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is reasonably practicable, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

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The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.

Early Termination Damages Apply:

     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Early Termination Damages Do Not Apply:

     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.

Other Agreement Setoffs Apply:

     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff (i) any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract; or (ii) any Net Settlement Amount payable to the Defaulting Party against any amount(s) payable by the Defaulting Party to the Non-Defaulting Party under any other agreement or arrangement between the parties.

Other Agreement Setoffs Do Not Apply:

     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract.

     10.3.3. If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 7 of 21	April 19, 2002

date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5. The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

10.6. The Non-Defaulting Party’s remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

10.7. With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11. FORCE MAJEURE

11.1. Except with regard to a party’s obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5. The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6. Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12. TERM

This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6 and Section 10, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13. LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 8 of 21	April 19, 2002

TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

SECTION 14. MISCELLANEOUS

14.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

14.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

14.3. No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

14.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.

14.5. The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

14.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

14.7. There is no third party beneficiary to this Contract.

14.8. Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

14.9. The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

14.10. Unless the parties have elected on the Base Contract not to make this Section 14.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, or (iv) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

14.11 The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties.

DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB’S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 9 of 21	April 19, 2002

Base Contract for Sale and Purchase of Natural Gas

Canadian Addendum

This Canadian Addendum (“Canadian Addendum”) is entered into as of the following dated December 15, 2004

The parties to this Canadian Addendum are the following:

Imperial Oil Resources, an Alberta limited partnership	and	Selkirk Cogen Partners, L.P.
237- 4th Avenue S.W.		24 Power Park Drive
P.O. Box 2480, Station M, Calgary, Alberta, Canada T2P 3M9		Selkirk, NY 12158
Duns Number:		Duns Number: 78-732-7881
U.S. Federal Tax ID Number:		U.S. Federal Tax ID Number: 04-3126542
Notices:
Attn: See Attachment 3		Attn: See Attachment 3
Phone: Fax:		Phone: Fax:

IN WITNESS WHEREOF, the parties hereto agree to the terms and conditions set forth herein and have executed this Canadian Addendum in duplicate.

Imperial Oil Resources, an Alberta limited partnership	Selkirk Cogen Partners, L.P.
By: JMC Selkirk, Inc., Managing General Partner

By /s/ DAVE GRIFFITHS	By /s/ P. CHRISMAN IRIBE
Name: Dave Griffiths	Name: P. Chrisman Iribe
Title: Manager Gas, NGL, Power Marketing	Title: President

Addendum: This Canadian Addendum constitutes an Addendum to that certain Base Contract for Sale and Purchase of Natural Gas, as identified above, between the parties (“Base Contract”), and supplements and amends the Base Contract affecting transactions thereunder. Unless amended herein, the Base Contract continues to apply. Capitalized terms used in this Canadian Addendum which are not herein defined will have the meanings ascribed to them in the Base Contract. In the event of a conflict between the terms of this Canadian Addendum and the Base Contract, the terms of this Canadian Addendum shall apply.

Term: This Canadian Addendum shall be effective from and after the date on which it is entered into and continue in effect until terminated by either party upon 30 Days’ written Notice to the other party; provided, however, that this Canadian Addendum may not be terminated prior to the expiration of the latest Delivery Period of any transactions previously agreed to by the parties which are subject to this Canadian Addendum. The obligation to make payment hereunder, including any related adjustments, shall survive the termination of this Canadian Addendum.

The parties hereby agree to the following provisions. In the event the parties fail to check a box, the default provision for each section shall apply. Select only 1 box from each section:

Section 2.26: Spot Price Publication: Delete the selection made on the cover page of the Base Contract and replace it with the following:

☒ Canadian Gas Price Reporter (default if the Delivery Point is in Canada)

☐ Gas Daily Midpoint (default if the Delivery Point is in the United States)

☐

Section 10.4: Termination Currency

☒ U.S. Dollars (default)

☐ Canadian Dollars

☐

Section 14.5: Choice of Law: If a selection is made herein, delete the selection made on the cover page of the Base Contract and replace it with the following:

☐

Delete Section 2.1 and replace it with the following:

2.1 “Alternative Damages” shall mean such damages, expressed in United States dollars or United States dollars per MMBtu, or Canadian dollars or Canadian dollars per GJ, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 10 of 21	April 19, 2002

Delete Section 2.4 and replace it with the following:

2.4 “Business Day” shall mean any day except Saturday, Sunday, or a statutory or banking holiday observed in the jurisdiction specified pursuant to Section 14.5. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant party’s principal place of business. The relevant party, in each instance unless otherwise specified, shall be the party to whom the Notice is being sent and by whom the Notice is to be received.

Delete Section 2.8 and replace it with the following:

2.8 “Contract Price” shall mean, if the Delivery Point is in the United States, the amount expressed in U.S. Dollars per MMBtu or, if the Delivery Point is in Canada, the amount expressed in Canadian Dollars per GJ, unless specified otherwise in a transaction, to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

Add the following as Section 2.30:

2.30 “GJ” shall mean 1 gigajoule; 1 gigajoule = 1,000,000,000 Joules. The standard conversion factor between Dekatherms and GJ’s is 1.055056 GJ’s per Dekatherm.

Add the following as Section 2.31:

2.31 “Joule” shall mean the joule specified in the SI system of units.

Add the following as Section 2.32:

2.32 “Termination Currency Equivalent” shall mean, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency that the Non-Defaulting Party would be required to pay, on the Early Termination Date, to purchase such amount of Other Currency for spot delivery, as determined by the Non-Defaulting Party in a commercially reasonable manner.

Delete Section 5 and replace it with the following:

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry or one GJ, as agreed to by the parties in a transaction. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

Add the following to Section 6:

Sections 6.2, 6.3 and 6.4 apply if the Delivery Point is in Canada.

6.2 The Contract Price does not include any amounts payable by Buyer for the goods and services tax (“GST”) imposed pursuant to the Excise Tax Act (Canada) (“ETA”) or any similar or replacement value added or sales or use tax enacted under successor legislation. Notwithstanding whether the parties have selected “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract, Buyer will pay to Seller the amount of GST payable for the purchase of Gas in addition to all other amounts payable under the Contract. Seller will hold the GST paid by Buyer and will remit such GST as required by law. Buyer and Seller will provide each other with the information required to make such GST remittance or claim any corresponding input tax credits, including GST registration numbers.

6.3 Where Buyer indicates to Seller that Gas will be exported from Canada, the following shall apply:

6.3.1 Where Buyer is not registered for GST under the ETA and Buyer indicates to Seller that Gas will be exported from Canada, Buyer may request Seller treat such Gas as “zero-rated” Gas for export within the meaning of the ETA for billing purposes. If Seller, in its sole discretion, agrees to so treat such Gas, then Buyer hereby declares, represents and warrants to Seller that Buyer will: (i) export such Gas as soon as is reasonably possible after Seller delivers such Gas to Buyer (or after such Gas is delivered to Buyer after a zero-rated storage service under the ETA) having regard to the circumstances surrounding the export and, where applicable, normal business practice; (ii) not acquire such Gas for consumption or use in Canada (other than as fuel or compressor gas to transport such Gas by pipeline) or for supply in Canada (other than to supply natural gas liquids or ethane the consideration for which is deemed by the ETA to be nil) before export of such Gas; (iii) ensure that, after such Gas is delivered and before export, such Gas is not further processed, transformed or altered in Canada (except to the extent reasonably necessary or incidental to its transportation and other than to recover natural gas liquids or ethane from such Gas at a straddle plant); (iv) maintain on file, and provide to Seller, if required, or to the Canada Customs and Revenue Agency, evidence satisfactory to the Minister of National Revenue of the export of such Gas by Buyer; and/or (v) comply with all other requirements prescribed by the ETA for a zero-rated export of such Gas.

6.3.2 Where Buyer is registered for GST under the ETA and Buyer indicates to Seller that Gas will be exported from Canada, Buyer may request Seller treat such Gas as “zero-rated” Gas for export within the meaning of the ETA for billing purposes, and Buyer hereby declares, represents and warrants to Seller that Buyer intends to export such Gas by means of pipeline or other conduit in circumstances described in Section 6.3.1 (i) to (iii).

6.3.3 Without limiting the generality of Section 8.3, Buyer indemnifies Seller for any GST, penalties and interest and all other

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 11 of 21	April 19, 2002

damages and costs of any nature arising from breach of the declarations, representations and warranties contained in Section 6.3.1 or 6.3.2, or otherwise from application of GST to Gas declared, represented and warranted by Buyer to be acquired for export from Canada.

6.4 In the event that any amount becomes payable pursuant to the Contract as a result of a breach, modification or termination of the Contract, the amount payable shall be increased by any applicable Taxes or GST remittable by the recipient in respect of that amount.

Delete Section 7.5 and replace it with the following:

7.5 If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of: (i) if the amount payable is in United States currency, the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or, if the amount payable is in Canadian currency, the per annum rate of interest identified from time to time as the prime lending rate charged to its most credit worthy customers for Canadian currency commercial loans by The Toronto Dominion Bank, Main Branch, Calgary, Alberta, Canada, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

Delete Section 7.7 and replace it with the following:

7.7 Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, in the same currency, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

Add the following as Section 7.8:

7.8 For each transaction, all associated payments shall be made in the currency of the Contract Price for such transaction.

Add the following as Section 10.3.4:

10.3.4 The Non-Defaulting Party shall use the Termination Currency Equivalent of any amount denominated in a currency other than the Termination Currency in performing any netting, aggregation or setoff required or permitted by Section 10.3.1 or 10.3.2.

Delete Section 10.4 and replace it with the following:

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid, in the Termination Currency, by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the date of payment at a rate equal to the lower of: (i) if the amount payable is in United States currency, the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or, if the amount payable is in Canadian currency, the per annum rate of interest identified from time to time as the prime lending rate charged to its most credit worthy customers for Canadian currency commercial loans by The Toronto Dominion Bank, Main Branch, Calgary, Alberta, Canada, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

Delete Section 10.5 and replace it with the following:

10.5 The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code. The parties also agree that the transactions hereunder constitute an “eligible financial contract” within the meaning of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangements Act (Canada), and similar Canadian legislation.

Delete Exhibit A (“Transaction Confirmation”) and replace it with the following:

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 12 of 21	April 19, 2002

TRANSACTION CONFIRMATION-EXHIBIT A
FOR IMMEDIATE DELIVERY

Letterhead/Logo	Date: December 15, 2004
Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated December 15, 2004.

This Transaction Confirmation is also subject to the Canadian Addendum between Seller and Buyer dated December 15, 2004.
[x] Yes (default)    [  ] No

The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:
Imperial Oil Resources, an Alberta limited partnership	Selkirk Cogen Partners, L.P.
237- 4th Avenue S.W.	24 Power Park Drive
P.O. Box 2480, Station M, Calgary, AB, Canada T2P 3M9	Selkirk, NY 12158

Attn: See Attachment 3	Attn: See Attachment 3
Phone: See Attachment 3	Phone: See Attachment 3
Fax: See Attachment 3	Fax: See Attachment 3
Base Contract No.	Base Contract No.
Transporter:	Transporter:
Transporter Contract Number:	Transporter Contract Number:

Contract Price:

Monthly Contract Price = [ (0.90 * AMI + 1.0 * NDC) * CR * ER ], where AMI, NDC, CR and ER are defined as follows:

AMI (Alberta Monthly Indext) = the “AECO “C” & N.I.T. One Month Spot as reported for the applicable month in the Canadian Gas Price Reporter ,“Avg” column in units of $CA/GJ.

NDC (NOVA Delivery Charge)= the Nova Delivery Charges at Empress for the applicable month, equal to the sum of, as applicable, the delivery demand charges, the delivery variable commodity charges, and the delivery fuel charges, subject to a cap of 0.30 US$/mmBTU.

CR (Conversion Rate) = 1.055056 GJ/MMBtu

ER (US$/CA$ Exchange Rate) = the “Canada/U.S. Exchange Rate” for the applicable month as reported in the Canadian Gas Price Reporter

Delivery Period: Begin: November 1 , 2009                                                             End: October 31, 2014

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:
MMBtus/day	0 MMBtus/day Minimum	Up to MMBtus/day
☐ EFP	20,660 MMBtus/day Maximum
subject to Section 4.2. at election of
x Buyer or ☐ Seller

Delivery Point(s): Empress, into TCPL mainline

(If a pooling point is used, list a specific geographic and pipeline location)

Canadian Export Zero Rating (Section 6.3):       [  ] No (default) [x] Yes

Special Conditions:

See Attachment 1.

Seller: Imperial Oil Resources	Buyer:	Selkirk Cogen Partners, L.P.

By: /s/ D.C. GRIFFITHS	By:	JMC Selkirk, Inc., Managing General Partner
/s/ P. CHRISMAN IRIBE
Title: Manager Gas, NGL, and Power Marketing
Title: President
Date: December 17, 2004
Date: December 23, 2004

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 13 of 21	April 19, 2002

Attachment 1- Special Conditions

(i)	Conditions Precedent: This Transaction Confirmation is subject to the condition precedent of the execution of an amending agreement concerning the pricing for all volumes delivered under the Gas Sale and Purchase Contract between Buyer and Seller dated October 22, 1992, as amended (“Existing Agreement”).

(ii)	Prior Period Agreement: To the extent that any National Energy Board approval requirements, under the current long term export license, for the amending agreement referred to in (i) above delays the effective date such amending agreement past November 1, 2004, then Buyer agrees to keep Seller financially whole as if the amending agreement took effect November 1, 2004 by paying Seller the positive difference (zero if negative) between the contract price under the Existing Agreement and the contract price under the amending agreement for all volumes delivered under the Existing Agreement.

(iii)	Annual Minimum Take Obligation of Buyer: The Buyer’s obligation to take under this Transaction Confirmation is subject to a minimum annual take obligation during each Contract Year, as defined below, of 69% of the maximum daily quantity times 365 days, provided that Buyer provides Seller with 2 Business Days notice whenever volume to be taken on any day is less than the maximum contract quantity of 20,660 MMBTu/d. “Contract Year” means November 1 through October 31.

(iv)	Liquidated Damages: Seller agrees to pay liquidated damages under section 3.2 if Buyer is unable to export gas from Canada due to suspension, if applicable, of Seller’s short or long term removal permit by the Alberta Energy Resources Conservation Board or Buyer’s short or long term export permit by the National Energy Board.

(v)	Replacement Oil Index: Buyer agrees to apply a replacement No. 2 fuel oil index for October 2004 deliveries defined as follows: “the US Wholesale Posted Price for PAD1, MetroNY (Eth) Diesel No.2 Fuel”.

(vi)	Settlement of Outstanding Accounts and Release and Discharge: Buyer will pay Seller $US 500,000 to settle all outstanding billing and/or other contractual issues under or relating to the Existing Agreement (whether known or unknown, liquidated or unliquidated, actual or contingent (“Disputes”). Buyer and Seller agree that such payment resolves all Disputes, that the other party has satisfied its payment, supply and all other obligations related to the Existing Agreement outstanding as of October 31, 2004 and for the period November 1, 1994 through December 31, 2004 and each party releases and forever discharges the other from any and all further payment, obligation, debt or liability whatsoever with respect to the Disputes through December 31, 2004. Seller agrees to receive payment for these adjustments in accordance with the following schedule: 100,000 US$ in December, 2004 and then 80,000 US$ in each month over period January 2005 to May 2005.

(vii)	No Restriction on Gas Use: Seller acknowledges that there is no restriction on Buyer’s use or utilization of Contract Quantities under this Agreement.

(viii)	Termination by Buyer: Should Seller be unable to secure the extension of its existing Alberta Energy and Utilities Board (“AEUB”) removal permit or obtain a new AEUB removal permits to allow deliveries of Gas hereunder through October 31, 2014, Buyer may, at its sole option, waive its right to liquidated damages as described in Section IV of these Special Conditions and instead terminate this transaction. Additionally, should Buyer no longer be a party to the power purchase agreement defined in Section 1.1(h) of the Existing Agreement, Buyer may, at its sole option, terminate this transaction upon 90 days advance written notice to Seller. In the case of any termination by Buyer under this Section X, neither party shall have any liability to the other for the payment of any amounts pursuant to Section 10.3 of this Contract.

(ix)	For this transaction only, Section 14.6 is amended by adding at the end of the Section, the following:

     “For greater clarity, the parties agree:

(a)	Seller covenants that:

(i)	Seller has obtained or will obtain a removal permit pursuant to the Alberta Gas Resources Preservation Act for Gas delivered and sold under this transaction by the time deliveries are to commence hereunder; and

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 14 of 21	April 19, 2002

(ii)	Seller shall commit such reserves and deliverability for the term of this transaction as necessary for Seller to maintain such removal permit, and if required, for Buyer to obtain and maintain its export licence to export Gas to the United States under this transaction.

(b)	Buyer covenants that

Buyer shall use all commercially reasonable efforts to obtain and maintain consents and approvals required for the effectiveness of this Transaction, including each federal, state and local governmental agency or other authority in Canada and the United States which has jurisdiction over the export from Canada, sale, import into the United States, transportation on facilities of Transporters, including, without limitation, the National Energy Board of Canada, the federal Governor-in-Council, and the Office of Fossil Energy of the United States Department of Energy.”

END OF SPECIAL CONDITIONS

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 15 of 21	April 19, 2002

Attachment 2 - Special Provisions to
NAESB Base Contract with Canadian Addendum

These Special Provisions amend and supplement the Base Contract for Sale and Purchase of Natural Gas (“Base Contract”) and the Canadian Addendum. In the event of a conflict among the terms of these Special Provisions, the Base Contract and the Canadian Addendum, the terms of these Special Provisions shall apply.

Amendments to Base Contract

1.	Section 2- Definitions

(a)	Add the following at the end of Section 2.8:

“Contract Price does not include any sales, use, gross receipt, value-added, production, severance or other such taxes imposed on the Gas or Buyer (or Seller for the account of Buyer) at or after the Delivery Point.”

(b)	Delete Section 2.14 in its entirety and replace with the following: “Delivery Point(s)” shall mean such point(s) as agreed to by the parties in a transaction, subject to the condition that such delivery point(s) must be in Canada.”

(c)	Delete Section 2.26 in its entirety and replace with the following:

“2.26 “Spot Price” as referred to in Section 3.2 shall mean AMI plus NDC, where AMI and NDC are defined as follows: AMI = the “AECO “C” & N.I.T. One Month Spot as reported in the Canadian Gas Price Reporter ,“Avg” column in units of $/GJ and NDC = Nova delivery charges at Empress, including, as applicable, demand charges, variable commodity charges and fuel charges, subject to a cap of 0.30 US$/mmBTU.”

2.	Section 3- Performance Obligation

(a) Add the following at the end of Section 3.1:

“Seller shall have the right, but not the obligation, to deliver all, or any part, of the Contract Quantity, as set forth under any Transaction Confirmation, from alternate sources of production at no additional cost to Buyer. Such Gas shall be delivered to Buyer at the Delivery Point(s) or at “Alternate Delivery Point(s)”, where said term shall mean any mutually agreeable point(s) of delivery, other than the Delivery Point(s) set forth in the Transaction Confirmation(s).”

(b) Add the following paragraph as a new Section 3.5:

“3.5. Seller, at no additional cost to Buyer, reserves the right to process Gas sold under any Transaction Confirmation either upstream or downstream of the Delivery Point(s) and retain title to the gas liquids. In the event such processing occurs downstream of the Delivery Point(s), the volume measured at the Delivery Point(s) shall be increased to adjust for processing plant fuel and shrinkage. Seller shall bear all the costs of transportation attributable to plant fuel and shrinkage.”

3.	Section 4. Transportation, Nominations, and Imbalances

(a) Add the following sentence to the end of Section 4.3:

“Under no circumstances shall a party be responsible for Imbalance Charges related to excess or unauthorized takes, violations of Operational Flow Orders, or similar penalties, related to the other party’s receipt or delivery of quantities of Gas greater than or less than the Scheduled Gas, as such Scheduled Gas may be adjusted from time to time.”

4.	Section 7. Billing, Payment, and Audit

(a) Insert the following at the end of the second sentence of Section 7.6:

“and to the extent that any proprietary information is made available, Section 14.10 shall apply to such proprietary information, notwithstanding the parties’ election that Section 14.10 shall not otherwise apply to this Contract.”

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 16 of 21	April 19, 2002

5.	Section 10. Financial Responsibility

(a) Delete section 10.1 in its entirety and replace with:

“If either party (“X”) has its credit ratings for its long-term debt obligations reduced below both BBB-(“triple B, minus”) as rated by Standard and Poor’s Rating Group (a division of McGraw-Hill, Inc.), or its successor, and Baa3 (“B, double-a, three”) as rated by Moody’s Investors Services, Inc., or its successor, then the other party (“Y”) may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to party Y including, but not limited to, a standby irrevocable letter of credit, a prepayment, or a performance bond or guaranty, subject to a maximum aggregate amount of 3,500,000 US$.”

(b) In section 10.2 (vii), replace the words “48 hours but at least one Business Day” with the words “7 Days”.

6.	Section 11. Force Majeure

(a) The first sentence of Section 11.1 is amended by adding after the phrase “Except with regard to a party’s obligation to make payment(s) due under Section 7” the following phrase, “for Gas delivered by Seller and received by Buyer”.

(b) In Section 11.2 (ii), delete the words “an entire” and replace with “a”.

(c) Section 11.3 is amended by adding subsection (vi) as follows:

“(vi) such party’s failure to obtain or maintain any permit, consent or approval of any governmental authority which such party is obligated to obtain and maintain under this Contract (other than as a result of a change of law or regulation).”

(d) Also, in Section 11.3, add the following sentence at the end of Section 11.3:

“The party claiming Force Majeure shall not be required to buy Gas (if a Seller) or sell Gas (if a Buyer) to avoid the adverse impacts of a Force Majeure event. If a party’s performance is excused by a Force Majeure event, the other party may sell Gas to a third party (if a Seller) or buy Gas from a third party (if a Buyer) to the extent that the claiming party’s performance has been excused. No Force Majeure event shall extend the term of the Contract or the Delivery Period of any Transaction Confirmation.”

(e) Add the following at the end of Section 11.4, “and that the repair or replacement of plants, equipment, wells or other facilities is only required if commercially reasonable.”

(f) Add a new Section 11.7 as follows:

“If the Force Majeure is caused by a single event lasting a minimum of six (6) consecutive Months, upon Notice, either party may terminate the Transaction(s) affected by the Force Majeure; provided, however, that such Notice is received prior to the cessation of the Force Majeure.”

7.	Section 14. Miscellaneous.

(a) The second sentence of Section 14.1 is amended by adding a new subsection (iii) as follows:

“(iii) assign this Contract to a purchaser of all or substantially all of its assets, or in consequence of any merger or amalgamation of such party with another person.”

(b) Section 14.1 is further amended by the addition of the following language:

“(a)	Seller specifically acknowledges that Buyer has assigned all of its right, title and interest in and to the Contract and the accounts, revenues and proceeds hereof to Deutsche Bank Trust Company Americas, as Collateral Agent for the trustee under Buyer’s Trust Indenture dated as of May 1, 1994 (the “Indenture”) and certain other lenders and lenders’ agents or trustees (together with its

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 17 of 21	April 19, 2002

successors and assigns, the “Collateral Agent”), pursuant to the Amended and Restated Security Agreement and Assignment of Contracts dated as of May 1, 1994 made by Buyer in favor of the Collateral Agent, and Seller consents to such assignment.

(b)	Seller agrees to execute and deliver, at Buyer’s request, such documents (including, but not limited to, a consent and legal opinion) as may be reasonably necessary to satisfy the requirements of Section 6.20(c) of the Indenture with respect to such assignment,

(i) such consent to contain the following provisions, and other provisions reasonably requested: (A) Seller’s agreement not to terminate or suspend the performance of its obligations under this Contract unless it gives the Collateral Agent notice of the default under this Contract by Buyer and the opportunity to cure the default; and (B) Seller’s agreement, if this Contract is terminated by any bankruptcy or insolvency proceeding of Buyer and the Collateral Agent or its proposed assignee certifies its intention to assume the future liabilities and obligations of Buyer, to enter in any new additional contract with the Collateral Agent or its assignee for the remaining term of, and on the same terms and conditions as, the terminated Contract; and

(ii) such legal opinion to be delivered by counsel reasonably acceptable to the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, and covering the following matters: (1) Seller has the power, authority and legal right to execute, deliver and perform this Contract; (2)the execution and delivery of this Contract by Seller and the performance of its obligations thereunder have been duly authorized by all necessary corporate or partnership action and do not (A) require any consent or approval of any shareholder or partner, except those consents and approvals which have already been obtained, (B) violate any provision of any applicable law, (C) result in a breach or constitue a default under any indenture, loans, credit agreement or any other agreement, lease or instrument of Seller; (3) this Contract has been duly executed and delivered, is in full force and effect and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except for standard bankruptcy exclusions; and (4) all government approvals required with respect to the execution and delivery of this Contract and the performance of Seller’s obligations under this Contract (other than National Energy Board permits for which Buyer is responsible) have been obtained; provided that the parties recognize that (a) Seller must advise the Alberta Energy and Utilities Board of this Contract (under the terms of its existing Removal Permit(s)), and (b) Seller will eventually need to extend the term of its existing AEUB Removal Permit or obtain a new AEUB Removal Permit(s) to allow deliveries hereunder through October 31, 2014.

(c)	Seller represents and warrants, for the benefit of Buyer and the Collateral Agent the following:(1) this Contract is in full force and effect and there are no amendments, modifications or supplements thereto or any substitute therefor; (2) Seller has not assigned, transferred, pledged or hypothecated this Contract or any interest therein; (3) Seller has no knowledge of any default by Buyer under this Contract; (4) none of Buyer’s rights under this Contract have been waived; and (5) the assignment of this Contract to the Collateral Agent as security and the consent to such assignment will not cause or constitute a default under this Contract or an event or condition which would lead to a default under this Contract.”

(c)	Section 14.8 is amended by adding at the end of the section the following: “Seller acknowledges and agrees that (a) Buyer is a limited partnership; (b) Seller shall have no recourse against any partner(s) in Buyer with respect to the obligations of Buyer and its sole recourse shall be against the limited partnership assets, irrespective of any failure to comply with applicable law or any provisions of this Contract, (c) no claim shall be made against any partner(s) in Buyer in connection with the obligations of Buyer under this Contract, (d) Seller shall have no right to any claim in respect of Buyer not yet due and owing except as specifically provided for in this Contract, and (e) this representation is made expressly for the benefit of the partner(s) in Buyer.”

(d)	In Section 14.10, add the word “affiliates” after the word “employees” in the 3rd line, delete the word “or” before “(iv)” in the 6th line and add the following words after the words published index” in the 7th line: “or, (v) as may be required in submissions to regulatory agencies”

(e)	Delete Section 14.11 and replace it with the following: “14.11 Any controversy or claim arising out of or relating to the Contract shall be determined by arbitration in accordance with the then current National Arbitration Rules of the ADR Institute of Canada, Inc. The place of arbitration shall be Toronto, Ontario, or another location

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 18 of 21	April 19, 2002

mutually agreed by the parties and the language of the arbitration shall be English. [The parties also agree that the United Nations Convention on Contracts for the International Sale of Goods is hereby excluded and will not apply to the Contract.”]

Amendments to Canadian Addendum

1.	Section 2. Definitions

(a) In Section 2.4, delete the definition of “Business Day” and replace it with the following definition:

“Business Day” shall mean any day except Saturday, Sunday, or a statutory or banking holiday observed in either party’s jurisdiction for its principal place of business. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant party’s principal place of business. The relevant party, in each instance unless otherwise specified, shall be the party to whom the notice, payment or delivery is being sent and by whom the notice or payment or delivery is to be received.”

2.	Section 6. Taxes

(a) In Section 6.2, in the first sentence, after the words “goods and services tax (“GST”)”, add the words “or any combined or harmonized federal and provincial goods and services tax or sales tax (“HST”), and after the words “pursuant to the ETA”, add the words “or any provincial sales tax legislation”.

(b) In Section 6.2, in each of the fourth, fifth, sixth and seventh lines, after the word “GST”, add the words “or HST”.

(c) In the first line of Sections 6.3.1, 6.3.2, 6.3.3, in the third line of Section 6.3.3 and in the second line of Section 6.4, after the word “GST”, add the words “or HST”.

END OF SPECIAL PROVISIONS

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 19 of 21	April 19, 2002

Attachment 3 - Notices and Payment Information

Imperial Oil Resources

Invoices:
Imperial Oil Resources
Attention: Gas Marketing Accounting
P.O. Box 2480, Station M
237-4th Avenue S.W.
Calgary, Alberta
Canada T2P 3M9
Phone: (403) 237-3814
Fax: (403) 232-5870

Notices/Transaction
Confirmations/Correspondence:
Imperial Oil Resources
Attn: Natural Gas Marketing Manager, 237-4th
Avenue S.W.
Calgary, Alberta
Canada T2P 0H6
Phone: (403) 237-3994
Fax: (403) 232-5870

Payments/Wire Transfer/ACH:
Destination Bank (IBK):
CHASUS33
Chase Manhattan Bank
New York, New York
ABA 021000021
Pay to Bank (BBK):
ROYCCAT2
Royal Bank of Canada
255 5th Avenue S.W.
Calgary, Alberta
UID 055253
Beneficiary (BNF):
/023194084430 (US Funds)
/023190000489 (CDN Funds)

Gas Control:
Gas Control
Phone: (403) 237-3897 or (403) 860-1939
Fax: (403) 232-5870

Invoices:
Selkirk Cogen Partners, L.P.
Attention: Accounting Manager
24 Power Park Drive
Selkirk, NY 12158
Phone: (518) 475-5773 x 143
Fax: (518) 475-5199

Notices/Transaction
Confirmations/Correspondence:
Selkirk Cogen Partners, L.P.
Attention: General Manager (Notices & Correspondence)
Site Business Analyst (Transactions & Confirmations)
24 Power Park Drive
Selkirk, NY 12159
Phone: (518) 475-5773 x 102
Fax: (518) 475-5199

Payments/Wire Transfer/ACH:
Bankers Trust Company
ABA: 021-001-033
ACCT: 01-419-647
Other Details: Project Revenue Fund #12103

Gas Control:

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 20 of 21	April 19, 2002